Exhibit 16.1

July 24, 2020
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 23, 2020, to be filed by our former client, GSE Systems, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very truly yours,
/S/ BDO USA, LLP